                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-47041-
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 23, 1998)

                                1,740,000 SHARES

                       CBL & ASSOCIATES PROPERTIES, INC.

                                    CBL LOGO

              8.75% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

                   (LIQUIDATION PREFERENCE $50.00 PER SHARE)
                               ------------------

    We are offering and selling 1,740,000 shares of our 8.75% Series B cumulative redeemable preferred stock, par value $.01 per share, with this prospectus supplement. We will receive all of the net proceeds from the sale of the shares of Series B preferred stock.

    We will pay cumulative dividends on the shares of Series B preferred stock, from the date of original issuance, in the amount of $4.375 per share each year, which is equivalent to 8.75% of the $50.00 liquidation preference per share. Dividends on the shares of Series B preferred stock will be payable quarterly in arrears, beginning on June 30, 2002. We may not redeem the shares of Series B preferred stock before June 14, 2007, except in order to preserve our status as a real estate investment trust. On and after June 14, 2007, we may, at our option, redeem the shares of Series B preferred stock, in whole or in part, by paying $50.00 per share, plus any accumulated, accrued and unpaid dividends. The shares of Series B preferred stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in the shares of Series B preferred stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events. There is currently no public market for our Series B preferred stock. We have applied to the New York Stock Exchange, Inc. for authorization to list the Series B preferred stock under the symbol "CBLPrB." If this application is approved, trading in the Series B preferred stock is expected to commence within a 30-day period after the initial delivery of the Series B preferred stock.

    INVESTING IN OUR SERIES B PREFERRED STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                                  PER SHARE                 TOTAL
Public offering price.....................................          $50.00               $87,000,000
Underwriting discounts and commissions....................          $1.575                $2,740,500
Proceeds, before expenses, to us..........................         $48.425               $84,259,500

                         ------------------------------

    The underwriters are severally underwriting the shares being offered. The underwriters have an option to purchase up to an additional 260,000 shares of Series B preferred stock from us to cover over-allotments, if any.

    The shares of our Series B preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus for more information about these restrictions.

    The underwriters expect that the shares of Series B preferred stock will be ready for delivery in book entry form through The Depositary Trust Company on or about June 14, 2002.
                         ------------------------------

BEAR, STEARNS & CO. INC.                                      ROBERTSON STEPHENS
           SOLE BOOK RUNNER                             JOINT LEAD MANAGER
PRUDENTIAL SECURITIES
               LEGG MASON WOOD WALKER
                              INCORPORATED

                               J.J.B. HILLIARD, W.L. LYONS, INC.
                                              WELLS FARGO SECURITIES, LLC

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 10, 2002

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    References to "we," "us" or "our" refer to CBL & Associates
Properties, Inc. and unless the context otherwise requires, CBL & Associates Limited Partnership, which we refer to as our "operating partnership." We conduct our business and operations through the operating partnership and its subsidiaries. References to "CBL" refer to CBL & Associates Properties, Inc. The term "you" refers to a prospective investor. The sole general partner of the operating partnership is CBL Holdings I, Inc., a Delaware corporation and a wholly owned subsidiary of CBL & Associates Properties, Inc.

                        CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

    Certain information included or incorporated by reference in this prospectus supplement or the accompanying prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involves known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words, or other similar words or terms. Factors which could materially and adversely affect us include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes including changes to laws governing the taxation of real estate investment trusts, which we call "REITs," availability of debt and equity capital, interest rate fluctuations, competition, supply and demand for properties in our current and proposed market areas, accounting principles, policies and guidelines applicable to REITs, environmental risks, tenant bankruptcies and the other matters described under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement and on page 6 of the accompanying prospectus. All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

    Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in or incorporated by reference in this prospectus supplement or the accompanying prospectus may not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, ESPECIALLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS AND THE "AVAILABLE INFORMATION" SECTION BEGINNING ON PAGE S-30 OF THIS PROSPECTUS SUPPLEMENT, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED ON AN HISTORICAL BASIS.

CBL & ASSOCIATES PROPERTIES, INC.

    We are a self-managed, self-administered, fully integrated real estate company. We own, operate, market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community and neighborhood shopping centers. We have elected to be taxed as a REIT for federal income tax purposes. We are one of the largest mall REITs in the United States. We currently own interests in a portfolio of properties, consisting of 47 regional malls three of which are currently being expanded, 16 associated centers, each of which is part of a regional shopping mall complex, 65 community centers, one office building, joint venture investments in six regional malls, three associated centers and two community centers, and income from nine mortgages. Additionally, we own one regional mall, one associated center and two community centers currently under construction. We also own options to acquire certain shopping center development sites. Our website can be found at www.cblproperties.com.

    We conduct substantially all of our business through our operating partnership, CBL & Associates Limited Partnership, a Delaware limited partnership. We currently own an indirect 53.82% interest in the operating partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs, our property management and development activities, sales of peripheral land and maintenance operations are carried out through a separate management company, CBL & Associates Management, Inc. Currently, our operating partnership owns 100% of the preferred stock of the management company, which entitles the operating partnership to substantially all of the management company's earnings, and our operating partnership also owns 6% of the management company's common stock. Certain of our executive officers and their children hold the remaining 94% of the management company's common stock.

    In order to maintain our qualification as a REIT for federal income tax purposes, we must distribute each year at least 90% of our taxable income, computed without regard to net capital gains or the dividends-paid deduction.

    We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001.

RECENT DEVELOPMENTS

    On March 14, 2002, we issued 3,352,770 shares of common stock in a follow-on offering for net proceeds of approximately $115 million. We used the net proceeds from the offering of common stock to repay indebtedness incurred under our credit facilities.

    On March 14, 2002, we acquired additional ownership interests in four malls and one associated center, completing the second and final stage of our acquisition of The Richard E. Jacobs Group Inc.'s interests in 21 malls and two associated centers. In connection with this stage, we paid consideration of

$422,088 in cash, issued 499,730 additional special common units of our operating partnership, and assumed $24.5 million of fixed rate non-recourse debt.

    On April 12, 2002, we acquired a 724,663-square-foot regional mall located in Waco, Texas, for approximately $43.5 million. The acquisition was funded with borrowings under our credit facilities.

    On May 8, 2002, our board of directors dismissed our independent auditors, Arthur Andersen LLP, in view of recent developments relating to Arthur Andersen and based on the recommendation of our audit committee. Concurrently, we engaged Deloitte and Touche LLP to serve as our independent public accountants and to audit our financial statements for the fiscal year ending December 31, 2002.

    On May 31, 2002, we acquired Panama City Mall, a 606,698-square-foot regional mall located in Panama City, Florida, for approximately $46.5 million. The acquisition price included the issuance of 118,695 special common units of our operating partnership which are entitled to minimum annual distributions of $3.374 per unit, payable quarterly. The balance of the acquisition price included our assumption of approximately $40.7 million in non-recourse mortgage indebtedness and approximately $458,000 in closing costs.

                                  THE OFFERING

ISSUER.................................  CBL & Associates Properties, Inc.

SECURITIES OFFERED.....................  1,740,000 8.75% Series B Cumulative Redeemable Preferred
                                         Shares (2,000,000 if the underwriter's over-allotment
                                         option is exercised in full).

DIVIDENDS..............................  Dividends on the offered shares are cumulative from the date of the original issue by us of shares of Series B
                                         preferred stock and are payable quarterly in arrears on
                                         the 30th day of March, June, September and December of
                                         each year, when, as and if declared by our board of
                                         directors. We will pay cumulative dividends on the Series
                                         B preferred shares at the annual rate of 8.75% of the
                                         $50.00 liquidation preference (equivalent to $4.375 per
                                         share). We will pay the first dividend on June 30, 2002.
                                         Such first dividend and any dividend payable on the Series
                                         B preferred shares for any partial dividend period shall
                                         be computed on the basis of a 360-day year consisting of
                                         twelve 30-day months. Dividends on the Series B preferred
                                         shares will continue to accrue even if we do not have
                                         earnings or funds legally available to pay such dividends
                                         or we do not declare the payment of dividends.

LIQUIDATION PREFERENCE.................  $50.00 per Series B preferred share, plus an amount equal to accrued and unpaid dividends, whether or not declared.

OPTIONAL REDEMPTION....................  The Series B preferred shares are not redeemable before
                                         June 14, 2007, except in limited circumstances relating to the preservation of our qualification as a REIT. On and
                                         after June 14, 2007, the Series B preferred shares will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a price per share equal
                                         to the liquidation preference set forth above.

RANKING................................  The Series B preferred shares will rank senior to our common shares and on a parity with our outstanding Series
                                         A preferred shares ($25.00 liquidation preference), which
                                         we refer to as our Series A preferred shares, and any
                                         other parity securities that we may issue in the future.
                                         Such ranking applies to the payment of distributions and
                                         amounts upon liquidation, dissolution or winding up.

VOTING RIGHTS..........................  Holders of the Series B preferred shares will generally have no voting rights. However, if dividends on any
                                         outstanding Series B preferred shares are in arrears for
                                         six or more consecutive or non-consecutive quarterly
                                         periods, holders of the Series B preferred shares (voting
                                         separately as a class with all other series of preferred
                                         stock upon which like voting rights have been conferred
                                         and are exercisable) will be entitled at the next annual
                                         meeting of stockholders to elect two additional directors
                                         to our board of directors, to serve until all unpaid
                                         dividends have been paid or declared and set apart for
                                         payment. In addition, we may not make certain material and adverse changes to the terms of the Series B preferred
                                         shares without the affirmative vote of holders of at least
                                         66 2/3% of the outstanding Series B preferred shares,
                                         voting separately as a class.

LISTING................................  We have applied to the New York Stock Exchange for authorization to list the Series B preferred shares under
                                         the symbol "CBLPrB." If this application is approved, we
                                         expect that trading on the New York Stock Exchange will
                                         commence within 30 days after the initial delivery of the
                                         Series B preferred shares.

FORM...................................  The Series B preferred shares will be issued and maintained in book-entry form registered in the name of
                                         the nominee of The Depositary Trust Company except under
                                         limited circumstances.

USE OF PROCEEDS........................  We intend to use the net proceeds from this offering for our general corporate purposes, including funding future
                                         developments, expansions and acquisitions.

RISK FACTORS...........................  See "Risk Factors" beginning on Page S-6 of this prospectus supplement and on Page 6 of the accompanying
                                         prospectus and other information contained herein for a
                                         discussion of factors you should carefully consider before deciding to invest in our Series B preferred shares.

    For additional information regarding the terms of the Series B preferred shares, see "Description of Series B Preferred Stock" beginning on Page S-8 of this prospectus supplement.

                      RATIO OF EBITDA TO INTEREST EXPENSE
                    AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

RATIO OF EBITDA TO INTEREST EXPENSE

       ACTUAL (UNAUDITED)
       THREE MONTHS ENDED                                 ACTUAL
           MARCH 31,                             YEARS ENDED DECEMBER 31,
--------------------------------   ----------------------------------------------------
        2002              2001       2001       2000       1999       1998       1997
---------------------   --------   --------   --------   --------   --------   --------
        2.64              2.29       2.34       2.58       2.53       2.44       3.00

    The ratios of EBITDA to interest expense were computed by dividing EBITDA by interest expense. Earnings before Interest, Taxes, Depreciation and Amortization, or EBITDA, is computed as the sum of net income before preferred dividends, minority interest in earnings, interest expense, depreciation and amortization, and extraordinary loss on extinguishment of debt, plus EBITDA from unconsolidated affiliates less equity in earnings of unconsolidated affiliates. EBITDA is presented because it provides useful information regarding our ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

       ACTUAL (UNAUDITED)
       THREE MONTHS ENDED                                 ACTUAL
           MARCH 31,                             YEARS ENDED DECEMBER 31,
--------------------------------   ----------------------------------------------------
        2002              2001       2001       2000       1999       1998       1997
---------------------   --------   --------   --------   --------   --------   --------
        2.19              1.85       1.70       1.74       1.65       1.63       1.95

    The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income before extraordinary items and fixed charges (excluding capitalized interest), adjusted, as applicable, for our proportionate share of earnings of fifty percent-owned affiliates and distributions from less than fifty percent-owned affiliates. Fixed charges consist of interest expense (including interest cost capitalized), amortization of debt costs and the portion of rent expense representing an interest factor.

                                  RISK FACTORS

    Before you consider investing in our shares of Series B preferred stock, you should be aware that there are risks in making this investment. You should carefully consider these risk factors, as well as "Risk Factors" beginning on page 6 of the accompanying prospectus, together with all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our shares of Series B preferred stock.

THERE ARE GENERAL RISKS ASSOCIATED WITH AN INVESTMENT IN SERIES B PREFERRED
STOCK

    The market value of the shares of Series B preferred stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the shares of Series B preferred stock to require a higher annual dividend yield on the shares of Series B preferred stock as a percentage of the purchase price, which could adversely affect the market price of the shares of Series B preferred stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the shares of Series B preferred stock.

THE TERMS OF SOME OF OUR DEBT MAY PREVENT US FROM PAYING DIVIDENDS ON THE SERIES B PREFERRED STOCK

    Some of our debt could limit our ability to make some types of payments, including payment of dividends on the Series B preferred stock, unless we meet certain financial tests or if required to maintain our qualification as a REIT. In addition, certain of our bank lenders may choose to include in our bank loans the same or similar covenant terms we have in our other bank loans. As a result, if we are unable to meet the applicable financial tests, we may not be able to pay dividends on the Series B preferred stock in one or more periods.

WE MAY INCUR MATERIAL EXPENSES OR DELAYS IN FINANCINGS OR SEC FILINGS BECAUSE WE CHANGED AUDITORS

    On March 14, 2002, Arthur Andersen LLP was indicted on federal obstruction of justice charges arising from the government's investigation of Enron. On
May 8, 2002, we dismissed Arthur Andersen as our independent public accounting firm and retained Deloitte & Touche LLP in their stead. As a public company, we are required to file with the Securities and Exchange Commission periodic financial statements audited or reviewed by an independent, certified public accountant. Our access to the capital markets and our ability to make timely filings with the Securities and Exchange Commission could be impaired if the Securities and Exchange Commission ceases accepting financial statements audited by Arthur Andersen or if Arthur Andersen becomes unable or unwilling to provide required consents to being named as an expert in connection with the registration of securities related to future securities offerings. In such case, we would promptly seek to take such actions as may be necessary to enable us to maintain access to the capital markets and timely file financial reports. However such actions could be disruptive to our operations and could affect the price and liquidity of our securities. Furthermore, relief which may be available to shareholders under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or should it be financially impaired.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the shares of Series B preferred stock offered by this prospectus supplement and the accompanying prospectus, after deducting estimated fees and expenses related to this offering of $350,000, will be approximately $96,500,000 (assuming the underwriters' over-allotment option is exercised in full). We will use the net proceeds from this offering for our general corporate purposes, including funding future developments, expansions and acquisitions.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2002, and as adjusted to give effect to the issuance and sale of the 2,000,000 shares of Series B preferred stock offered by this prospectus supplement (assuming the underwriters' over-allotment option is exercised in full). This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and schedule and notes thereto included in our quarterly report on Form 10-Q for the three months ended March 31, 2002 incorporated by reference in this prospectus supplement.

                                                                   MARCH 31, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
LONG TERM DEBT..............................................  $2,191,043   $2,191,043

MINORITY INTEREST...........................................     492,372      492,372

SHAREHOLDERS' EQUITY:
  Preferred Stock, $.01 per value, 5,000,000 shares
    authorized, 2,875,000 shares issued and outstanding, and
    4,875,000 shares issued and outstanding as
    adjusted(*).............................................          29           49
  Common Stock, $.01 per value, 95,000,000 shares
    authorized, 29,085,039 shares issued and outstanding....         291          291
  Additional Paid-In Capital................................     650,451      746,931
  Other Comprehensive Loss..................................      (4,642)      (4,642)
  Accumulated Deficit.......................................     (10,414)     (10,414)
                                                              ----------   ----------
Total Shareholders' Equity..................................     635,715      732,215
                                                              ----------   ----------
TOTAL CAPITALIZATION........................................  $3,319,130   $3,415,630
                                                              ==========   ==========

------------

(*) Assuming full exercise of the underwriters' over-allotment option to purchase up to 260,000 additional shares of Series B preferred stock.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

    The following description of the material terms and provisions of the Series B preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and the certificate of designations creating the Series B preferred stock, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

    Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of our preferred stock, par value $.01 per share. We currently have outstanding 2,875,000 shares of Series A preferred stock.

    Subject to the limitations prescribed by the certificate of incorporation, the board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series B preferred stock is a series of preferred stock. When issued, the shares of Series B preferred stock will be validly issued, fully paid and non-assessable.

RANK

    The Series B preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, rank (a) senior to the common stock and to all equity securities ranking junior to the Series B preferred stock; (b) on a parity with all equity securities that we issue, the terms of which specifically provide that these equity securities rank on a parity with the Series B preferred stock; and (c) junior to all equity securities that we issue in accordance with the certificate of designations, the terms of which specifically provide that those equity securities rank senior to the Series B preferred stock. The term "equity securities" does not include convertible debt securities for this purpose.

DIVIDENDS

    Holders of our Series B preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of 8.75% of the $50.00 liquidation preference (equivalent to $4.375 per share). These dividends will be cumulative from the date of the original issue by us of shares of Series B preferred stock and will be payable quarterly in arrears on the 30th day of March, June, September and December of each year or, if not a business day, the next succeeding business day. A dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date, which will be the 15th day of the calendar month in which the applicable due date for the dividend payment falls or on such other date designated by the board of directors for the payment of dividends that is not more than 30 nor less than 10 days before the due date for the dividend payment.

    We will not declare dividends on the Series B preferred stock, or pay or set apart for payment dividends on the Series B preferred stock at any time if the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the declaration or payment is restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends, and whether or not those dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will accumulate as of the due date for the dividend payment on which they first become payable. Except as described in the next sentence, we will not declare or pay or set apart for payment dividends on any shares of common stock or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B preferred stock (other than a dividend paid in shares of common stock or in shares of any other class of capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series B preferred stock for all past dividend periods and the then current dividend period have been or contemporaneously are (a) declared and paid in cash or (b) declared and a sum sufficient to pay them in cash is set apart for payment. When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series B preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock, we will declare any dividends upon the Series B preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock proportionately so that the dividends declared per share of Series B preferred stock and those other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series B preferred stock and those other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if those other series of preferred stock do not have cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B preferred stock which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless we have declared and paid or are contemporaneously declaring and paying full cumulative dividends in cash on the Series B preferred stock or we have declared full cumulative dividends and we have set apart for payment a sum sufficient for the payment of the declared dividends for all past dividend periods and the then current dividend period, we will not declare or pay or set aside for payment dividends (other than in common stock or other capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation), nor will we declare or pay any other dividend on our common stock or any other capital stock ranking junior to or on a parity with the Series B preferred stock as to dividends or amounts upon liquidation, nor will we redeem, purchase or otherwise acquire for consideration, or pay or make available any monies for a sinking fund for the redemption of any common stock, or on any other capital stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation (except by conversion into or exchange for other shares of capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation and except for the acquisition of shares that have been designated as shares-in-trust). See "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus for information about the designation of shares as shares-in-trust. Holders of shares of Series B preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B preferred stock as provided above. Any dividend payment made on the Series B preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable.

    Dividends on the Series B preferred stock included in this offering will accrue from the date that the shares of Series B preferred stock are delivered and will be paid, in accordance with our certificate of designations relating to the Series B preferred stock, to their holders on each dividend payment date, as further described in our certificate of designations, with the first dividend to be paid on the first dividend payment date subsequent to the date that the shares of Series B preferred stock are delivered.

    If, for any taxable year, we elect to designate any portion of the dividends, within the meaning of the Internal Revenue Code, paid or made available for the year to holders of all classes of our shares

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of capital stock as "capital gain dividends", as defined in Section 857 of the
Internal Revenue Code, then the portion of the dividends designated as capital gain dividends that will be allocable to the holders of Series B preferred stock will be the portion of the dividends designated as capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of the Series B preferred stock for the year and the denominator of which will be the total dividends paid or made available for the year to holders of all classes of our shares of capital stock.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking junior to the Series B preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series B preferred stock in the distribution of assets, then the holders of the Series B preferred stock and all other classes or series of shares of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series B preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding-up.

REDEMPTION

    Shares of Series B preferred stock are not redeemable before June 14, 2007. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series B preferred stock will be subject to provisions of the certificate of incorporation, under which Series B preferred stock owned by a stockholder in excess of the ownership limit, as defined in the accompanying prospectus, will automatically be designated shares-in-trust and transferred to a trust for the exclusive benefit of a charitable beneficiary which we will designate, and we may purchase the excess shares after that transfer in accordance with the terms of the certificate of incorporation. See "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus for more information about these transfer restrictions. On or after June 14, 2007, we may, at our option upon not less than 30 nor more than 60 days' written notice, redeem the Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share, plus all accrued and unpaid dividends to the date fixed for redemption (except as provided below), without interest. If we redeem fewer than all of the outstanding shares of Series B preferred stock, the shares of Series B preferred stock to be redeemed will be redeemed proportionately (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method as we may determine. Holders of our Series B preferred stock to be redeemed will surrender the preferred stock at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the preferred stock. If notice of redemption of any Series B preferred stock has been given and if we have set aside in trust the funds necessary for the redemption for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, the shares of such preferred stock will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption. The redemption provisions of the Series B preferred stock do not in any way limit our right or ability to purchase, from time to time either at a public or a private sale, shares of the Series B preferred stock at such price or prices as we may determine, subject to the provisions of applicable law.

    Unless we have declared and paid or we are contemporaneously declaring and paying full cumulative dividends on all Series B preferred stock and we have set aside a sum sufficient for the payment of full cumulative dividends on all Series B preferred stock for all past dividend periods and the then current dividend period, we may not redeem any Series B preferred stock, unless we simultaneously redeem all outstanding shares of Series B preferred stock and we will not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock except by exchange for shares of capital stock ranking junior to the Series B preferred stock as to dividends and amounts upon liquidation; except that that we may purchase, in accordance with the terms of our certificate of incorporation, our shares designated as shares-in trust or shares of Series B preferred stock in accordance with a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B preferred stock.

    We will give notice of redemption by publication in a newspaper of general circulation in the City of New York once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the holders of record of the shares of Series B preferred stock to be redeemed at their addresses as they appear on our share transfer records. No failure to give the notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any Series B preferred stock except as to a holder to whom notice was defective or not given. Each notice will state
(a) the redemption date; (b) the redemption price; (c) the number of shares of Series B preferred stock to be redeemed; (d) the place or places where certificates for shares of Series B preferred stock are to be surrendered for payment of the redemption price; and (e) that dividends on the Series B preferred stock to be redeemed will cease to accrue on the redemption date. If we will redeem fewer than all of the shares of Series B preferred stock held by any holder, the notice mailed to that holder will also specify the number of shares of Series B preferred stock held by that holder to be redeemed.

    Immediately before any redemption of Series B preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend record date and before the corresponding dividend payment date, in which case each holder of Series B preferred stock at the close of business on the dividend record date will be entitled to the dividend payable on the shares on the corresponding dividend payment date notwithstanding the redemption of those shares before that dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B preferred stock for which a notice of redemption has been given.

    The Series B preferred stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, Series B preferred stock owned by a stockholder in excess of the ownership limit will be designated as shares-in-trust and will automatically be transferred to a trust for the exclusive benefit of a charitable beneficiary which we will designate, and we may purchase the excess shares after that transfer in accordance with the terms of the certificate of incorporation. See "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus for more information about these transfer restrictions.

VOTING RIGHTS

    Holders of the Series B preferred stock will not have any voting rights, except as provided by applicable law and as described below.

    Whenever dividends on any shares of Series B preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of the Series B preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends for the past dividend periods and the then current dividend period that have accumulated on the Series B preferred stock and all other series of preferred stock upon which like voting rights have been conferred and are exercisable will have been fully paid or declared and a sum sufficient to pay them set aside for payment. Upon such election, the number of members of our board of directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period have been paid on the Series B preferred stock and all series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional directors so elected will terminate. So long as a preferred dividend default continues, any vacancy in the office of additional directors elected under this section may be filled by written consent of the director elected as described in this paragraph who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B preferred stock when they have the voting rights described above (voting separately as a class with all series of preferred stock upon which like voting rights have been conferred and are exercisable). Each of the additional directors elected as described in this paragraph will be entitled to one vote on any matter.

    So long as any shares of Series B preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of two-thirds of the shares of Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series B preferred stock voting separately as a class): (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares of capital stock into capital stock of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any capital stock of that kind; or (b) amend, alter or repeal the provisions of the certificate of incorporation or the certificate of designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B preferred stock or the holders of the Series B preferred stock; except that with respect to the occurrence of any of the events described in (b) above, so long as the Series B preferred stock remains outstanding with the terms of the Series B preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in (b) above, we may not be the surviving entity, the occurrence of that event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series B preferred stock and provided further that (A) any increase in amount of the authorized Series B preferred stock or the creation or issuance of any other series of preferred stock or (B) any increase in the number of authorized shares of Series B preferred stock or any other series of preferred stock in each case ranking on a parity with or junior to the Series B preferred stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, will not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of Series B preferred stock are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

CONVERSION

    The shares of Series B preferred stock are not convertible into or exchangeable for any of our other property or securities.

RESTRICTIONS ON TRANSFER

    As discussed under "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus, for us to qualify as a REIT under the Internal Revenue Code, transfer of the Series B preferred stock is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of any taxable year.

TRANSFER AGENT

    The transfer agent, registrar and dividend disbursing agent for the Series B preferred stock will be SunTrust Bank.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the offered securities will depend on the holder's particular situation, and this discussion does not attempt to address all aspects of federal income tax considerations that may be relevant to holders of the offered securities in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), except to the extent discussed in this section. This summary assumes that the stockholder holds the stock as a capital asset. Current law may change, possibly with retroactive effect.

    EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS. IN PARTICULAR, FOREIGN INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMPANY, INCLUDING THE POSSIBILITY OF UNITED STATES INCOME TAX WITHHOLDING ON OUR DISTRIBUTIONS.

TAXATION OF CBL

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in such a manner so as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner, but we may not operate in a manner so as to qualify or remain qualified.

    The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Code provisions and Treasury Regulations. Willkie Farr & Gallagher has acted as our special tax counsel in connection with our election to be taxed as a REIT.

    In the opinion of Willkie Farr & Gallagher, commencing with our taxable year ended December 31, 1993, we were organized and have operated in conformity with the REIT requirements, and our proposed method of operation will enable us to continue to meet REIT requirements. Willkie Farr & Gallagher's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. In particular, this opinion is based upon our factual representations concerning our business and properties and certain factual representations and legal conclusions of Shumacker & Thompson, P.C. Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Code as discussed below. The annual operating results will not be reviewed by Willkie Farr & Gallagher. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify" below.

    For as long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

    Even if we qualify for taxation as a REIT, we may be subject to federal income tax as follows:

    First, we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gains income to our stockholders on a proportional basis.

    Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

    Third, if we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on that income. Foreclosure property means property acquired by reason of a default on a lease or an indebtedness held by a REIT.

    Fourth, if we have net income from "prohibited transactions," which are, in general, certain sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and sales that qualify for a statutory safe harbor, that income will be subject to a 100% tax.

    Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the greater of (1) the excess of (a) 90% of our gross income less (b) the amount of our gross income that is qualifying income for purposes of the 95% test or (2) the excess of
(a) 75% of our gross income less (b) the amount of our gross income that is qualifying income for purposes of the 75% test, multiplied by a fraction intended to reflect our profitability.

    Sixth, if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

    Seventh, if we acquire in the future any asset from a "C" corporation in a carryover basis transaction, or if we held assets beginning on the first day of the first taxable year for which we qualified as a REIT, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset or we first qualified as a REIT, then the excess of (a) the fair market value of the asset as of the beginning of the period, over (b) our adjusted basis in the asset as of the beginning of the period will generally be subject to tax at the highest regular corporate rate. A "C" corporation means a corporation subject to full corporate-level tax.

    Eighth, for taxable years beginning after December 31, 2000, if we receive non-arms length income as a result of services provided by a taxable REIT subsidiary to our tenants, or if we receive certain other non-arms length income from a taxable REIT subsidiary, we will be subject to a 100% tax on the amount of the non-arms length income.

REQUIREMENTS FOR QUALIFICATION

ORGANIZATIONAL REQUIREMENTS

    In order to remain qualified as a REIT, we must continue to meet certain requirements, discussed below, relating to our organization, sources of income, nature of assets, and distributions of income to our stockholders.

    The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for the REIT requirements, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons,
(6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT requirements provide that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust.

    We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our certificate of incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions
(5) and (6) above. These transfer restrictions are described under the captions "Description of Capital Stock--Description of Preferred Stock--Restrictions on Transfer" and "--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus.

    We currently have three "qualified REIT subsidiaries," CBL Holdings
I, Inc., CBL Holdings II, Inc. and CBL/North Haven, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items.

    In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests, described below. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and the property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, provided that the operating partnership and property partnerships are treated as partnerships for federal income tax purposes.

    Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

INCOME TESTS

    In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the management company, as well as interest that we receive on our loan to the management company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

    Rents received or deemed to be received by us will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

    First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Second, rents received from a tenant will not qualify as rents from real property if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of the tenant, except that for tax years beginning after December 31, 2000, rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

    Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

    Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the management company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a DE MINIMIS amount. However, rents will not be disqualified if a REIT provides DE MINIMIS impermissible services. For this purpose, services provided to tenants of a property are considered DE MINIMIS where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

    Substantially all of our income is derived from our partnership interest in the operating partnership. The operating partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The operating partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The operating partnership also derives dividend income from its interest in the management company.

    None of us, the operating partnership or any of the property partnerships currently under existing leases, nor will any of them in the future in connection with new leases, (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts which do not cause noncompliance with the above tests;
(2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., certain of our affiliates and officers and certain affiliates of those persons which produce a relatively minor amount of non-qualifying income and which we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts which do not cause noncompliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code, and none of them will in the future enter into new leases that would, either singly or in the aggregate, result in our disqualification as a REIT.

    We have obtained from the IRS a ruling that direct performance of the services and the undertaking of the activities described above by the management company with respect to properties owned by us or by the operating partnership or the property partnerships, and the management company's other services to third parties, will not cause the amounts received directly or through partnerships by us from the rental of our properties and of properties of the partnerships to be treated as something other than rents from real property for purposes of the Code.

    The management company receives fees in exchange for the performance of certain management and administrative services. These fees do not accrue to us, but we receive dividends and interest from the management company, which qualify under the 95% gross income test. We believe that the aggregate amount of any nonqualifying income in any taxable year will not exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

    For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the operating partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the operating partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% asset test described below.

    Any net income derived from a prohibited transaction is subject to a 100% tax. We believe that no asset owned by us, the operating partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the operating partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. We and the operating partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. We may not always be able to comply with the safe-harbor provisions of the Code or

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avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not willful neglect, we attach a schedule of our sources of income to our federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of CBL", even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    In addition to the two income tests described above, we were subject to a third income test for our taxable years before 1998. Under this test, short-term gains from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, were required to represent less than 30% of our gross income, including gross income from prohibited transactions, for each of these taxable years.

ASSET TESTS

    In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one issuer, or (2) 10% of the outstanding voting securities of any one issuer.

    In addition to the asset tests described above, we are prohibited, in taxable years beginning after December 31, 2000, from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 20% of the total value of a REIT's assets can be represented by securities of one or more taxable REIT subsidiaries. The management company is a taxable REIT subsidiary.

    It should be noted that the 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the management company. In this respect, if any partner of the operating partnership exercises its option to exchange interests in the operating partnership for shares of common stock (or we otherwise acquire additional interests in the operating partnership), we will thereby increase our proportionate (indirect) ownership interest in the management company, thus requiring us to recalculate our ability to meet the 20% test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy the 20% value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the operating partnership's overall interest in the management company.

    The new rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur at arm's length and on

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commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases, a 100% tax is imposed on the REIT with respect to certain items attributable to any of its rental, service or other agreements with its taxable REIT subsidiary that are not on arm's length terms.

    We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (A) the sum of (1) 90% of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any asset with built-in gain during the ten-year period beginning on the date we acquired the property from a "C" corporation or became a REIT, we will be required, according to guidance issued by the IRS, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration. For taxable years beginning on or before December 31, 2000, the 90% distribution requirement was a 95% distribution requirement.

    To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates, as the case may be.

    If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their tax basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.

    Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

    Our taxable income consists substantially of our distributive share of the income of the operating partnership. We expect that our taxable income will be less than the cash flow we receive from the operating partnership, due to the allowance of depreciation and other non-cash charges in computing

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REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

    It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the operating partnership.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    Under applicable Treasury Regulations, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock. We have complied with these requirements.

FAILURE TO QUALIFY

    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

TAXATION OF U.S. STOCKHOLDERS

    As used in this section, the term "U.S. stockholder" means a holder of our preferred stock that for United States federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (5) a person or entity otherwise subject to U.S. federal income taxation on a net income basis. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

DISTRIBUTIONS GENERALLY

    Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and

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are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, thus reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually paid the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

    We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "--Taxation of CBL" above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend--an ordinary dividend or a capital gain dividend, as the case may be--, regardless of our earnings and profits.

CAPITAL GAIN DIVIDENDS

    Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the stockholder has held its stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS

    Our distributions and gain from the disposition of our preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against that income. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our preferred stock and capital gains generally will be eliminated from investment income unless the U.S. stockholder elects to have the gain taxed at ordinary income rates.

CERTAIN DISPOSITIONS OF OUR PREFERRED STOCK

    A U.S. stockholder will recognize gain or loss on the sale or exchange of our preferred stock to the extent of the difference between the amount realized on the sale or exchange and the stockholder's tax basis in the preferred stock. The gain or loss generally will constitute long-term capital gain or loss if the stockholder held the securities for more than one year. Losses incurred on the sale or exchange of our preferred stock held for six months or less will be deemed long-term capital loss to the extent of any capital gain dividends received by the U.S. stockholder with respect to the securities.

TREATMENT OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts we distribute to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Based upon this ruling and the analysis in the ruling, our distributions to a stockholder that is a tax-exempt entity generally should not constitute unrelated

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business taxable income, provided that the tax-exempt entity has not financed the acquisition of our preferred stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code and that the preferred stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the IRS. In addition, certain pension trusts owning more than 10% of our equity interests may be required to report a portion of any dividends they receive from us as unrelated business taxable income.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

    The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as "non-U.S. stockholders," are complex, and the following discussion is intended only as a summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in our preferred stock, including any reporting requirements.

    In general, a non-U.S. stockholder will be subject to regular United States income tax with respect to its investment in our preferred stock if the investment is effectively connected with the non-U.S. stockholder's conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is, or is treated as, effectively connected with a U.S. trade or business may also be subject to the branch profits tax under
Section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax.

THE FOLLOWING DISCUSSION WILL APPLY TO NON-U.S. STOCKHOLDERS WHOSE INVESTMENT IN OUR PREFERRED STOCK IS NOT EFFECTIVELY CONNECTED, AS DISCUSSED ABOVE.

    A distribution that we make that is not attributable to gain from our sale or exchange of a United States real property interest and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, unless the dividend is effectively connected with the non-U.S. stockholder's conduct of a United States trade or business, the dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless this withholding is reduced by an applicable tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a nontaxable return of capital that will reduce a non-U.S. stockholder's basis in its shares, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of the shares. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current and accumulated earnings and profits. If it is subsequently determined that the distribution is, in fact, in excess of current and accumulated earnings and profits, the non-U.S. stockholder may seek a refund from the IRS. We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (1) a lower tax treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or (2) the non-U.S. stockholder files IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

    For any year in which we qualify as a REIT, our distributions that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder in accordance with the Foreign Investment in Real Property Tax Act of 1980, which we call "FIRPTA." Under FIRPTA, distributions of this kind are taxed to a non-U.S. stockholder as if the distributions were gains effectively connected with a United States trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder, subject to

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any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption. We will be required to withhold from distributions to non-U.S. stockholders, and remit to the IRS, 35% of the amount of any distribution that could be designated as capital gain dividends. This amount is creditable against the non-U.S. stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of United States real property interests are not subject to United States taxation if there is no requirement of withholding.

    Tax treaties may reduce our withholding obligations. If the amount of tax we withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder's United States liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.

    If our preferred stock fails to constitute a United States real property interest within the meaning of FIRPTA, a sale of our preferred stock by a non-U.S. stockholder generally will not be subject to United States taxation unless (1) investment in the preferred stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the preferred stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or
(3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    The offered securities will not constitute a United States real property interest if we are a domestically controlled REIT. A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our preferred stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we may not continue to be a domestically controlled REIT.

    If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of our preferred stock would be subject to tax under FIRPTA as sale of a United States real property interest would depend on whether the preferred stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the preferred stock will be listed) and on the size of the selling stockholder's interest in our company. If the gain on the sale of our preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our preferred stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased preferred stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of preferred stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

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INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

U.S. STOCKHOLDERS

    Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our preferred stock. Backup withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number, which, for an individual, would be its social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to report properly payments of interest and dividends or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

NON-U.S. STOCKHOLDERS

    Proceeds from a disposition of our preferred stock will not be subject to information reporting and backup withholding if the beneficial owner of the preferred stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the preferred stock securities to provide it with a completed, executed IRS Form W-8BEN, certifying under penalty of perjury to the beneficial owner's non-U.S. status.

REFUNDS

    Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any United States federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States.

STATE AND LOCAL TAXATION

    We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    The following discussion summarizes certain federal income tax considerations applicable solely to our investment in the operating partnership through CBL Holdings I and CBL Holdings II and represents the view of Willkie Farr & Gallagher. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

    PARTNERS, NOT THE OPERATING PARTNERSHIP, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, we will be required to take into account our allocable share of the

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operating partnership's income, gains, losses, deductions and credits for any taxable year of the operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the operating partnership.

    OPERATING PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The operating partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under that section.

    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES.  Under
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time. The partnership agreement for the operating partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the operating partnership in a manner that is consistent with Section 704(c) of the Code.

    The allocation methods proposed to be applied by the operating partnership are described below.

    BASIS IN OPERATING PARTNERSHIP INTEREST. Our adjusted tax basis in our indirect partnership interest in the operating partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the operating partnership, (2) will be increased by (a) our allocable share of the operating partnership's income and (b) our allocable share of certain indebtedness of the operating partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the operating partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the operating partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the operating partnership resulting from certain indebtedness of the operating partnership, Section 752 of the Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

    By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the operating partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the operating partnership that is not nonrecourse debt as defined in the Code. As a result, our adjusted tax basis in our indirect partnership interest in the operating partnership may exceed our proportionate share of the total indebtedness of the operating partnership.

    If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the operating partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the operating partnership or of a property partnership is considered a constructive cash distribution to us.

    DEPRECIATION DEDUCTIONS AVAILABLE TO THE OPERATING PARTNERSHIP. The operating partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the operating partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners.

SALE OF THE OPERATING PARTNERSHIP'S PROPERTY

    Generally, any gain realized by the operating partnership on the sale of property held by the operating partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the operating partnership must, when recognized by the operating partnership, generally be allocated to the limited partners that contributed the properties to the operating partnership, including CBL & Associates, Inc. with respect to the properties it has contributed to the operating partnership, under
Section 704 (c) of the Code and Treasury Regulations promulgated under that section.

    In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the undepreciated gain will be allocated to the limited partners of the operating partnership, including to us, and we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of the property by the operating partnership.

    Our share of any gain realized by the operating partnership on the sale of any property held by the operating partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. For more information about the penalty tax, see "--Requirements for Qualification--Income Tests" above. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for real estate investment trust status. See "--Requirements for Qualification--Income Tests" above for more information about these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the operating partnership's and the property partnerships' investment objectives.

                                  UNDERWRITING

    We and the underwriters for this offering named below have entered into an underwriting agreement concerning the Series B preferred stock being offered. The underwriters' obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Series B preferred stock set forth opposite its name below.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Bear, Stearns & Co. Inc.....................................    417,600
Robertson Stephens, Inc.....................................    417,600
Prudential Securities Incorporated..........................    417,600
Legg Mason Wood Walker, Incorporated........................    226,200
J.J.B. Hilliard, W.L. Lyons, Inc............................    174,000
Wells Fargo Securities, LLC.................................     87,000
                                                              ---------
Total.......................................................  1,740,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of Series B preferred stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

    We have granted the underwriters an option to purchase up to 260,000 additional shares of Series B preferred stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within 30 days after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series B preferred stock in proportion to their respective commitments as indicated in the table above.

    The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 260,000 shares of Series B preferred stock.

                                             PER SHARE                           TOTAL
                                  -------------------------------   -------------------------------
                                     WITHOUT            WITH           WITHOUT            WITH
                                  OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                  --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions payable by us.....      $1.575           $1.575         $2,740,500       $3,150,000

    We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $350,000.

    The underwriters propose to offer the shares of Series B preferred stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $1.00 per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $.10 per share. The shares of

Series B preferred stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may charge the public offering price and other selling terms.

    We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

    The Series B preferred stock is a new issue of securities and, prior to acceptance of the Series B preferred stock for listing on the NYSE, there will be no established trading market for the Series B preferred stock. We have applied to the NYSE for authorization to list the Series B preferred stock under the symbol, "CBLPrB." If this application is approved, we expect trading in the Series B preferred stock to commence within a 30-day period after the initial delivery of the Series B preferred stock. In order to meet the requirements for listing the Series B preferred stock on the NYSE, the underwriters have undertaken to sell (i) Series B preferred stock to ensure a minimum of 100 beneficial holders with a minimum of 100,000 shares of Series B preferred stock outstanding and (ii) sufficient shares of Series B preferred stock so that following this offering, the shares of Series B preferred stock have a minimum aggregate market value of $2 million. The underwriters have advised us that prior to the commencement of listing on the NYSE, they intend to make a market in the shares of Series B preferred stock, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for shares of Series B preferred stock.

    In order to facilitate this offering of the Series B preferred stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series B preferred stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

    The underwriters may over-allot the shares of Series B preferred stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares of Series B preferred stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Series B preferred stock in the open market after pricing that could adversely affect investors who purchase in this offering.

    Accordingly, to cover these short sales positions or to stabilize the market price of the shares of Series B preferred stock, the underwriters may bid for, and purchase, shares of Series B preferred stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our shares of Series B preferred stock may have the effect of raising or maintaining the market price of our shares of Series B preferred stock or preventing or mitigating a decline in the market price of our shares of Series B preferred stock. As a result, the price of the Series B preferred stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

    From time to time, the underwriters and/or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates for which they have received, and expect to receive, customary compensation.

                                 LEGAL MATTERS

    The validity of the shares of Series B preferred stock offered by this prospectus supplement and the accompanying prospectus and certain legal matters described under "Federal Income Tax Considerations" in this prospectus supplement and in the accompanying prospectus will be passed upon for us by Willkie Farr & Gallagher, New York, New York, and the validity of the shares of Series B preferred stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain other matters will be passed upon for us by Shumacker & Thompson, P.C., Chattanooga, Tennessee. Certain members of Shumacker & Thompson, P.C. serve as our assistant secretaries.

                                    EXPERTS

    The audited financial statements and schedules thereto incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock and Series A preferred stock are listed on the New York Stock Exchange and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PROSPECTUS

                       CBL & ASSOCIATES PROPERTIES, INC.

                                  $350,000,000

                                PREFERRED STOCK,
                     COMMON STOCK AND COMMON STOCK WARRANTS

    CBL & Associates Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (ii) shares of common stock, par value $.01 per share (the "Common Stock"), and (iii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $350,000,000 in amounts, at prices and on terms to be determined at the time or times of offering. The Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Preferred Stock, the specific series designation, number of shares, title and stated value, any dividend, liquidation, optional or mandatory redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; and (iii) in the case of Common Stock Warrants, the number, duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "CBL." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution."

    No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is March 23, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Offered Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Periodic reports, proxy and information statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Current Reports on Form 8-K filed on January 15, 1997, February 5, 1997, May 1, 1997, July 30, 1997, October 29, 1997, January 16, 1998, February 4, 1998, February 13, 1998 and February 18, 1998; (iii) Quarterly Reports on Form 10-Q for the periods ended on March 31, 1997, June 30, 1997 and September 30, 1997; and
(iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 25, 1993.

    Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into the Prospectus and to be a part hereof from the date of filing of each such document (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary of the Company, Suite 300, 6148 Lee Highway, Chattanooga, Tennessee 37421-2931 (telephone number (423) 855-0001).

                                  THE COMPANY

    The Company is a self-managed, self-administered, fully integrated real estate company which is engaged in the ownership, operation, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers. The Company was incorporated on July 13, 1993 under the laws of the State of Delaware to acquire an interest in substantially all of the real estate properties owned by CBL & Associates, Inc. and its affiliates ("CBL") and to provide a public vehicle for the expansion of CBL's shopping center business. The Company has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993.

    The Company operates through its two wholly owned subsidiaries, CBL
Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL
Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). By transfers dated April 1, 1997, the Company assigned its interests in CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), to CBL Holdings I and CBL Holdings II, which resulted in CBL Holdings I becoming the 2.8% sole general partner of the Operating Partnership and CBL Holdings II becoming a 69% limited partner of the Operating Partnership. The Company conducts substantially all of its business through the Operating Partnership. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code") applicable to REITs, the Operating Partnership carries out the Company's property management and development activities through CBL & Associates Management, Inc. (the "Management Company").

    The Company owns interests in a portfolio of properties, consisting of 22 enclosed regional malls (the "Malls"), 12 associated centers (the "Associated Centers"), each of which is part of a regional shopping mall complex, and 81 independent community and neighborhood shopping centers (the "Community Centers"). Except for five Malls, one Associated Center and two Community Centers which were acquired from third parties, each of these properties was developed by CBL or the Company.

    Additionally, the Company owns one regional mall, one associated center, one power center and two neighborhood shopping centers currently under construction (the "Construction Properties"). The Company also owns options to acquire certain shopping center development sites (the "Development Properties").

    The Company also holds mortgages (the "Mortgages") on community and neighborhood shopping centers owned by non-CBL affiliates. The Mortgages were granted in connection with sales by CBL of certain properties previously developed by CBL. The Company also owns an interest in a three-story office building in Chattanooga, Tennessee, a portion of which serves as the Company's headquarters (the "Office Building"). The Malls, Associated Centers, Community Centers, Construction Properties, Development Properties, Mortgages and Office Building are collectively referred to herein as the "Properties" and individually as a "Property."

    The Company has also entered into standby purchase agreements with third-party developers for the construction, development and potential ownership of three community and neighborhood centers in Georgia and Texas (the "Co-Development Projects"). The developers have utilized these standby purchase agreements as additional security for their lenders to fund the construction of the Co-Development Projects. The standby purchase agreements for each of the Co-Development Projects require the Company to purchase the related Co-Development Project upon such Co-Development Project meeting certain completion requirements and rental levels. In return for its commitment to purchase a Co-Development Project pursuant to a standby purchase agreement, the Company receives a fee as well as a participation interest in each Co-Development Project. In addition to the standby purchase agreements, the Company has extended secured credit to two of these developers to cover pre-development costs.

    The Company and the Operating Partnership generally own a 100% interest in the Properties. With two exceptions, where the Company and the Operating Partnership own less than a 100% interest in a Property, the Operating Partnership is the sole general partner, managing general partner or managing member of the property partnership or limited liability company which owns such Property (each, a "Property Partnership"). For one Mall and its Associated Center, affiliates of the Operating Partnership are non-managing general partners in the two Property Partnerships owning those Properties.

    The Company's principal executive offices are located at Suite 300, 6148 Lee Highway, Chattanooga, Tennessee, 37421-2931. The Company's telephone number at its principal executive offices is (423) 855-0001.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general purposes, which may include the acquisition of malls or community and neighborhood shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development and construction costs for new centers and the repayment of certain indebtedness outstanding at such time.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the period from November 2, 1993 (the date of the Company's initial public offering) to December 31, 1993, the years ended December 31, 1994, 1995 and 1996 and the nine-month period ended September 30, 1997 was 2.14, 1.96, 1.69, 2.07 and 1.94, respectively. Prior to the completion of the Company's initial public offering, the ratio of earnings to fixed charges of the Company's predecessors for the period from January 1, 1993 to November 2, 1993 was 1.11.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before extraordinary items and fixed charges (excluding capitalized interest), adjusted, as applicable, for the Company's proportionate share of earnings of fifty percent-owned affiliates and distributions from less than fifty percent-owned affiliates. Fixed charges consist of interest expense (including interest cost capitalized), amortization of debt costs and the portion of rent expense representing an interest factor. To date, the Company has not issued any shares of Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are unchanged from the ratios presented in this section.

    Prior to completion of the Company's initial public offering, certain of the predecessor entities to the Company operated in a highly leveraged manner. As a result, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $1.6, $6.6 and $2.7 million for the years ended December 31, 1992, 1991 and 1990, respectively.

    The Company's initial public offering and the other transactions undertaken concurrently therewith as well as the Company's follow-on offerings have permitted the Company to significantly deleverage properties, resulting in a significantly improved ratio of earnings to fixed charges for periods subsequent to November 3, 1993.

                                  RISK FACTORS

    When used in this Prospectus, an applicable Prospectus Supplement and in any document incorporated by reference herein or therein, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Statements looking forward in time are included in such documents pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, those set forth below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus, an applicable Prospectus Supplement and in any document incorporated by reference herein or therein, before purchasing Offered Securities.

RISKS OF EXPANSION AND DEVELOPMENT ACTIVITIES

    The Company, through the Operating Partnership, intends to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, the Company and the Operating Partnership will incur various risks including the risk that development or expansion opportunities explored by the Company and the Operating Partnership may be abandoned; the risk that construction costs of a project may exceed original estimates, possibly making the project not profitable; the risk that the Company and the Operating Partnership may not be able to refinance construction loans which are generally with full recourse to the Company and the Operating Partnership; the risk that occupancy rates and rents at a completed project will not meet projections, and will therefore be insufficient to make the project profitable; and the need for anchor, mortgage lender and property partner approvals for certain expansion activities. In the event of an unsuccessful development project, the Company's and the Operating Partnership's loss could exceed its investment in the project.

    The Company has in the past elected not to proceed with certain development projects and anticipates that it will do so again from time to time in the future. If the Company elects not to proceed with a development opportunity, the development costs associated therewith ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on the Company's results of operations for the period in which the charge is taken.

RISKS OF EQUITY REAL ESTATE INVESTMENTS

    GENERAL FACTORS AFFECTING INVESTMENTS IN SHOPPING CENTER PROPERTIES; EFFECT OF ECONOMIC AND REAL ESTATE CONDITIONS

    A shopping center's revenues and value may be adversely affected by a number of factors, including: the national and regional economic climates; local real estate conditions (such as an oversupply of retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; and the willingness and ability of the shopping center's owner to provide capable management and maintenance services. In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities; availability of financing; and changes in interest rate levels. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face continued competition from discount shopping centers, outlet malls, wholesale clubs, direct mail, telemarketing, television shopping networks and, most recently, shopping via the

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Internet. Competition could adversely affect the Operating Partnership's revenues and funds available for distribution to partners, which in turn will affect the Company's revenues and funds available for distribution to stockholders.

    GEOGRAPHIC CONCENTRATION

    The Properties are located principally in the southeastern United States in Alabama, Florida, Georgia, Kentucky, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. 15 Malls, 11 Associated Centers, 58 Community Centers and the Office Building are located in these states. The Company's results of operations and funds available for distribution to stockholders therefore will be subject generally to economic conditions in the southeastern United States. As of September 30, 1997, the Properties located in the southeastern United States accounted for 52% of the Company's total assets, and provided 71% of the Company's total revenues for the nine months ended September 30, 1997.

    THIRD-PARTY INTERESTS IN CERTAIN PROPERTIES

    The Operating Partnership owns partial interests in six Malls, five Associated Centers, one Community Center and the Office Building. The Operating Partnership or an affiliate of the Company is the managing general partner of the Property Partnerships that own such Properties, except for the Governor's Square Mall and its Associated Center, Governor's Plaza, in which affiliates of the Operating Partnership are non-managing general partners.

    Where the Operating Partnership serves as managing general partner of Property Partnerships, it may have certain fiduciary responsibilities to the other partners in those partnerships. In certain cases, the approval or consent of the other partners is required before the Operating Partnership may sell, finance, expand or make other significant changes in the operations of such Properties. To the extent such approvals or consents are required, the Operating Partnership may experience difficulty in, or may be prevented from implementing its plans with respect to expansion, development, financing or other similar transactions with respect to such Properties.

    With respect to the Governor's Square and Governor's Plaza, the Operating Partnership does not have day-to-day operational control or control over certain major decisions, including the timing and amount of distributions and decisions relating to sales, expansions and financings, which could result in decisions by the managing general partner that do not fully reflect the interests of the Company, including decisions relating to the standards that the Company is required to satisfy in order to maintain its status as a real estate investment trust for tax purposes.

    DEPENDENCE ON SIGNIFICANT PROPERTIES

    Hamilton Place and CoolSprings Galleria accounted for approximately 8.6% and 8.0%, respectively, of total revenues of the Company for the nine-month period ended September 30, 1997. The Company's financial position and results of operations will therefore be disproportionately affected by the results experienced at these Properties.

    DEPENDENCE ON KEY TENANTS

    The Limited Stores Inc. (including Intimate Brands) maintains 77 Mall Stores and in the nine-month period ended September 30, 1997 accounted for approximately 10.6% of total revenues of the Company.

    Food Lion serves as an anchor tenant in 37 of the Community Centers and in one Associated Center. In the nine-month period ended September 30, 1997, Food Lion accounted for approximately 6.3% of total revenues of the Company. Food Lion is a publicly traded North Carolina-based operator of supermarkets.

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    The loss or bankruptcy of any of these or other key tenants could negatively affect the Company's financial position and results from operations.

    DEPENDENCE ON MANAGEMENT

    Certain of the Operating Partnership's lines of credit are conditioned upon the Operating Partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the Operating Partnership (including any ownership interests such members of senior management may hold in the Company).

CONFLICTS OF INTEREST

    RETAINED PROPERTY INTERESTS

    Members of the Company's senior management own interests in certain real estate properties which were retained by them at the time of the Company's initial public offering, consisting primarily of (i) outparcels at certain of the Properties, which are being offered for sale through the Management Company, and (ii) one anchor store at an Associated Center, which the Company has fixed-price options to acquire.

    TAX CONSEQUENCES OF SALES OF PROPERTIES

    Since certain of the Properties had unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such Properties prior to their contribution to the Operating Partnership, the sale of any such Properties will cause adverse tax consequences to the members of the Company's senior management who owned interests in the Company's predecessor entities. In addition, a significant reduction in the Properties' debt could cause adverse tax consequences to such members of senior management. As a result, members of the Company's senior management might not favor a sale of a Property or a significant reduction in debt even though such a sale or reduction could be beneficial to the Company and the Operating Partnership. The Company's Bylaws (as defined below) provide that any decision relating to the potential sale of any Property that would result in a disproportionately higher taxable income for members of the Company's senior management than for the Company and its stockholders or that would result in a significant reduction in such Property's debt must be made by a majority of the independent directors of the Board of Directors. The Operating Partnership is required, in the case of such a sale, to distribute to its partners, at a minimum, all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable members of the Company's senior management to pay any income tax liability arising from such sale. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership" below.

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    POLICIES OF BOARD OF DIRECTORS

    Certain entities owned in whole or in part by members of the Company's senior management, including the construction company (in which members of the Company's senior management own a significant minority interest) which built most of the Properties, may continue to perform services for, or transact business with, the Company and the Operating Partnership. In addition, certain Property tenants are affiliated with members of the Company's senior management. The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company, or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by the Company's disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

FEDERAL TAX CONSEQUENCES

    REIT CLASSIFICATION

    The Company intends to continue to operate so as to qualify as a REIT under the Code. Although the Company believes that it is organized and operates in such a manner, no assurance can be given that the Company has qualified or will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Willkie Farr & Gallagher, counsel to the REIT, regarding various issues affecting the Company's ability to qualify as a REIT. Such legal opinion, however, is not binding on the Internal Revenue Service ("IRS"). See "Federal Income Tax Considerations."

    If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's stockholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the consent of a majority of the Company's stockholders, to revoke the REIT election. See "Federal Income Tax Considerations."

    LIMITS ON OWNERSHIP NECESSARY TO MAINTAIN REIT QUALIFICATION

    To maintain the Company's status as a REIT under the Code, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The Company's Certificate of Incorporation (as defined below) generally prohibits ownership of more than 6% of the outstanding shares of capital stock of the Company by any single stockholder determined by vote, value or number of shares (other than Charles Lebovitz, James Wolford and their affiliates under the Code's attribution rules). See "Description of Capital Stock--Description of Common Stock--Restrictions on Transfer."

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    EFFECT OF DISTRIBUTION REQUIREMENTS

    To maintain its status as a REIT under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income after certain adjustments. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it during each calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. See "Federal Income Tax Considerations-- Requirements for Qualification--Annual Distribution Requirements."

ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of petroleum, certain hazardous or toxic substances on, under or in such real estate. Such laws typically impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Certain laws also impose requirements on conditions and activities that may affect the environment or the impact of the environment on human health. Failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liabilities to third parties. Among other things, certain laws require abatement or removal of friable and certain non-friable asbestos-containing materials ("ACMs") in the event of demolition or certain renovations or remodeling. Certain laws regarding ACMs require building owners and lessees, among other things, to notify and train certain employees working in areas known or presumed to contain ACMs. Certain laws also impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with ACMs. In connection with its ownership and operation of the Properties, the Company, the Operating Partnership or the relevant Property Partnership, as the case may be, may be potentially liable for such costs or claims.

    All of the Properties (but not properties for which the Company holds an option to purchase but does not yet own) have been subject to Phase I environmental assessments or updates of existing Phase I environmental assessments within approximately the last six years. Such assessments generally consisted of a visual inspection of the Properties, review of federal and state environmental databases and certain information regarding historic uses of the Property and adjacent areas and the preparation and issuance of written reports. Some of the Properties contain, or contained, underground storage tanks used for storing petroleum products or wastes typically associated with automobile service or other operations conducted at the Properties. Certain Properties contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were, or, with respect to one Property, will be, undertaken. At certain Properties, where warranted by the conditions, the Company has developed and implemented an operations and maintenance program that establishes operating procedures with respect to ACMs. The costs associated with the development and implementation for such programs were not material.

    Although there can be no assurances that such environmental liability does not exist, none of the environmental assessments have identified and the Company is not aware of any environmental liability with respect to the properties in which the Company or the Operating Partnership has or

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had an interest (whether as an owner or operator) that the Company believes would have a material adverse effect on the Company's financial condition, results of operations or cash flows. Nevertheless, it is possible that the environmental assessments available to the Company do not reveal all potential environmental liabilities, that subsequent investigations will identify material contamination, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties has not been or will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties or by third parties unrelated to the Company, the Operating Partnership or the relevant Property Partnership. The existence of any such environmental liability could have an adverse effect on the Company's results of operations, cash flow and the funds available to the Company to pay dividends.

                          DESCRIPTION OF CAPITAL STOCK

    Under the Amended and Restated Certificate of Incorporation of the Company, as amended on May 8, 1996 (the "Certificate of Incorporation"), the total number of shares of all classes of capital stock that the Company has authority to issue is 100,000,000, consisting of 95,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of February 25, 1998, the Company had outstanding 24,070,802 shares of Common Stock. No shares of Preferred Stock were outstanding as of such date. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CBL."

    Pursuant to rights granted to CBL and the other limited partners in the partnership agreement of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of Common Stock. Assuming the exchange of all limited partnership interests in the Operating Partnership for Common Stock, at February 25, 1998 there would have been outstanding approximately 33,546,657 shares of Common Stock.

DESCRIPTION OF PREFERRED STOCK

    GENERAL

    The following summary description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation, the Amended and Restated Bylaws of the Company (the "Bylaws") and any applicable certificate of designations (each, a "Preferred Stock Designation") and may be modified, supplemented or varied in the Prospectus Supplement.

                                       11
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    TERMS

    Subject to the limitations prescribed by the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and to fix the designations, powers, preferences and the rights of each series and the qualifications, limitations and restrictions thereof. In particular, the Board of Directors may determine the number of shares of each series, the dividend rate, if any, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, the redemption rights, if any, of such series, any sinking fund provisions, liquidation rights and preferences, any conversion rights and voting rights. The Preferred Stock will, when issued, be fully paid and nonassessable and, unless otherwise provided in the Preferred Stock Designations, will have no preemptive rights. Under Delaware law, holders of Preferred Stock generally are not responsible for the Company's debts or obligations.

    Reference is made to the Prospectus Supplement relating to the shares of Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
(xiv) any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

    RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock,
(ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

    DIVIDENDS

    Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

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    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of such series of Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

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    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

    REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (x) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (y) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares of Preferred Stock to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Shares-in-Trust (as defined in the Certificate of Incorporation).

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    Notice of redemption will be mailed at least 30 days but not more than
60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all outstanding shares of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any Shares-in-Trust or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such shares of Preferred Stock in the distribution of assets upon such liquidation, dissolution or winding up, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

    VOTING RIGHTS

    Holders of shares of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

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    Whenever dividends on any shares of Preferred Stock shall be in arrears for six consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until
(i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such series of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon, liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or Preferred Stock Designation for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (A) any increase in amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (B) any increase in the number of authorized shares of such series or any other series of Preferred Stock in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

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    RESTRICTIONS ON TRANSFER

    As discussed below under "Description of Common Stock--Restrictions on Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Each series of Preferred Stock will be subject to the Ownership Limit Provision of the Certificate of Incorporation described below in "Description of Common Stock."

    TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

    DELAWARE ANTI-TAKEOVER STATUTE

    See "Description of Common Stock--Delaware Anti-Takeover Statute" below.

DESCRIPTION OF COMMON STOCK

    The following summary description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate. The statements below describing the Common Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the Company's Certificate of Incorporation and Bylaws.

    The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in the Certificate of Incorporation, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

    Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. Holders of Common Stock shall not be entitled to any preemptive rights. Under Delaware law, holders of Common Stock generally are not responsible for the Company's debts or obligations.

    RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities.

    To ensure that the Company remains a qualified REIT, the Certificate of Incorporation contains provisions restricting the acquisition of shares of the Company's capital stock (the "Ownership Limit Provision"). The affirmative vote of 66 2/3% of the outstanding voting stock is required to amend this provision.

    The Ownership Limit Provision provides that, subject to certain exceptions specified in the Certificate of Incorporation, no person (other than Charles Lebovitz, James Wolford and their respective affiliates under the applicable attribution rules of the Code) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6% of the value of the outstanding capital stock of the Company. The Ownership Limit Provision further provides that, subject to certain restrictions, Charles Lebovitz and his respective affiliates and James Wolford and his respective affiliates (in each case, as defined under the applicable attribution rules of the Code) may own beneficially or constructively in the aggregate up to 23% and 8%, respectively, of the value of the outstanding shares of capital stock of the Company. The percentage limitation on ownership applicable to any given person pursuant to the Ownership Limit Provision is herein referred to as the "Ownership Limit."

    The Board of Directors may, subject to certain conditions, waive the applicable Ownership Limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize the Company's status as a REIT. The Ownership Limit Provision will not apply if the Board of Directors and the stockholders of the Company determine that the Company will not attempt to continue to qualify as a REIT.

    If shares of capital stock in excess of the applicable Ownership Limit, or shares of capital stock which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock. Any acquisition of capital stock of the Company and continued holding or ownership of capital stock of the Company constitutes, under the Certificate of Incorporation, a continuous representation of compliance with the applicable Ownership Limit.

    In the event of a purported transfer or other event (the "Prohibited Transfer") that would, if effective, result in the ownership of shares of capital stock in violation of the Ownership Limit Provision, such transfer with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provision (the "Prohibited Owner") would be deemed void ab initio and such shares would automatically be transferred to a trust, the trustee of which would be designated by the Company, but not affiliated with the Company or the Prohibited Owner (the "Trustee"). The trust would be for the exclusive benefit of a charitable beneficiary (the "Beneficiary") to be designated by the Company.

    The shares held in such trust will be issued and outstanding shares of the Company's capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by the Company with respect to the shares held in trust will be held by the Trustee for the benefit of the Beneficiary. The Trustee will be deemed to have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The Prohibited Owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust and the record date for such dividends or distributions was on or after the date such shares were transferred to the trust. The Company can take all measures it deems necessary in order to recover such amounts.

    The Trustee will have the exclusive right to designate a person to acquire the shares held in trust without violating the applicable ownership restrictions (a "Permitted Transferee") for an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) of such shares. The Trustee will pay to the Prohibited Owner the lesser of: (a) the value of the shares at the time they were transferred to the trust and (b) the price received by the Trustee from the sale of such shares to the Permitted Transferee. The excess of (x) the sale proceeds from the transfer to the Permitted Transferee over (y) the amount paid to the Prohibited Owners, if any, will be distributed to the Beneficiary.

    The Company or its designee will have the right to purchase any Shares-in-Trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares- in-Trust and (ii) the market price per share on the date the Company, or its designee, exercises such right to purchase such Shares-in-Trust.

    The Ownership Limit Provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate of Incorporation, and such an amendment would require a 66 2/3% vote of the outstanding voting stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

    All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as may be required by the Treasury Regulations) of the value of the outstanding shares of capital stock must file an affidavit with the Company containing the information specified in the Certificate of Incorporation before January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    LIMITATION OF LIABILITY OF DIRECTORS

    The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

    INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

    OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

    The Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the Board of Directors. In addition, the stockholders of the Company can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. The classification of directors and the inability of stockholders to remove directors without cause make it more difficult to change the composition of the Board of Directors. The provisions of the Certificate of Incorporation relating to the classification of the Board of Directors may only be amended by a 66 2/3% vote of the outstanding voting stock and the provision relating to the removal for cause may only be amended by a 75% vote of the outstanding voting stock.

    ADVANCE NOTICE REQUIREMENTS. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

    WRITTEN CONSENT OF STOCKHOLDERS. The Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and does not permit action by stockholder consent. These provisions of the Certificate of Incorporation may be amended only by a vote of 80% of the outstanding voting stock.

    BYLAW AMENDMENTS. A vote of 66 2/3% of the outstanding voting stock is necessary to amend the Bylaws.

    DELAWARE ANTI-TAKEOVER STATUTE

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless
(a) before that person became an interested holder, the Company's Board of Directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder.

    Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (vi) the date, if any, on and after which such Common Stock Warrants and related shares of Common Stock will be separately transferable; (vii) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased;

(viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain federal income tax considerations; and (xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    Reference is made to the section captioned "Description of Capital Stock--Description of Common Stock" for a general description of the shares of Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations relating to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific Offered Securities acquired by such holder, as well as the holder's particular situation, and this discussion does not attempt to address all aspects of federal income tax considerations that may be relevant to holders of the Offered Securities in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), except to the extent discussed herein. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statement in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

    EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS. IN PARTICULAR, FOREIGN INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY, INCLUDING THE POSSIBILITY OF UNITED STATES INCOME TAX WITHHOLDING ON COMPANY DISTRIBUTIONS.

TAXATION OF THE COMPANY AS A REIT

    The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT (the "REIT Requirements" or "REIT Provisions"), commencing with its taxable year ending December 31, 1993. The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and is operating in such a manner so as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or that it will operate in a manner so as to qualify or remain qualified.

    The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable

Code provisions and Treasury Regulations, and administrative and judicial interpretations thereof. Willkie Farr & Gallagher has acted as special tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

    In the opinion of Willkie Farr & Gallagher, commencing with the Company's taxable year ending December 31, 1993, the Company was organized and has been operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Willkie Farr & Gallagher's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In particular, this opinion is based upon the factual representations of the Company concerning its business and properties and of Shumacker & Thompson, P.C. as to certain factual representations and legal conclusions. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Code as discussed below. The annual operating results will not be reviewed by Willkie Farr & Gallagher. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations to the Company--Failure to Qualify" below.

    For as long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its income that is currently distributed to stockholders. The REIT Provisions generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the shareholder level) that generally results from investment in a corporation.

    Even if the Company qualifies for taxation as a REIT, it may be subject to federal income tax as follows:

    First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any.

    Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

    Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

    Sixth, if the Company should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    Seventh, if the Company acquires in the future any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if the Company held assets beginning on the first day of the first taxable year for which it qualified as a REIT) and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidance issued by the IRS (the "Built- in Gain Rules") and assuming that the Company makes an election pursuant to Notice 88-19 as it currently intends to do.

REQUIREMENTS FOR QUALIFICATION

    ORGANIZATIONAL REQUIREMENTS

    In order to remain qualified as a REIT, the Company must continue to meet certain requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

    The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for the REIT Requirements, (4) that is neither a financial institution nor an insurance company subject certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT Provisions state that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust.

    The Company has satisfied the requirements of conditions (1) through
(4) and (7), and the Company believes that the requirements of conditions
(5) and (6) have been and are currently satisfied. In addition, the Certificate of Incorporation provides for restrictions regarding transfer of its shares in order to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described herein under the captions "Description of Capital Stock--Description of Preferred Stock--Restrictions on Transfer" and "--Description of Common Stock--Restrictions on Transfer."

    The Company currently has three "qualified REIT subsidiaries," CBL Holdings I, CBL Holdings II and CBL/North Haven, Inc., and may have additional such subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" (defined in the Code as a corporation wholly owned by a REIT) shall not be treated as a separate corporation, and all

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assets, liabilities, and items of income, deduction, and credit of a qualified
REIT subsidiary shall be treated as assets, liabilities, and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

    In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall remain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Property Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and Property Partnerships are treated as partnerships for federal income tax purposes.

    Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

    INCOME TESTS

    For the Company to maintain its qualification as a REIT, there are two gross income requirements (the "gross income tests") that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," as described below, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of the foregoing. Dividends that the Company receives on its indirect ownership interest in the Management Company, as well as interest that it receives on its loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

    Rents received or deemed to be received by the Company will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

    First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of such tenant (a "Related Party Tenant").

    Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    Fourth, a REIT may provide services to its tenants and the income will qualify as "rents from real property" if the services are of a type that a tax exempt organization can provide to its tenants

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without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization ("Prohibited UBTI Service Income") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom such services are provided will fail to qualify as "rents from real property" if the services income exceeds a DE MINIMIS amount. Note, however, that receipts for services furnished (whether or not rendered by an independent contractor) which are not customarily provided to tenants in properties of a similar class in the geographic market in which the Company's property is located will in no event qualify as "rents from real property."

    Substantially all of the Company's income is derived from its partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the Property Partnerships, give rise to income that enables the Company to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the Properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives income from its interest in the Management Company.

    Neither the Company or the Operating Partnership nor any of the Property Partnerships currently pursuant to existing leases (nor will any of them in the future in connection with new leases) (i) charges rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts which do not affect compliance with the above tests; (ii) rents any property to a Related Party Tenant (other than pursuant to leases with CBL, certain affiliates and officers of the Company and certain affiliates of those persons which produce a relatively minor amount of non-qualifying income and which the Company believes will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income); (iii) derives rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts which do not affect compliance with the above tests; or (iv) directly performs any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Code, and none of them will in the future enter into new leases that would, either singly or in the aggregate, result in disqualification of the Company as a REIT under the Code.

    As a result of the Operating Partnership's ownership interest in the Management Company, the Management Company does not qualify as an independent contractor from which the Company derives no income. The Company believes, however, that the Company's income will either qualify as "rents from real property" under the REIT Provisions or that amounts excluded in any taxable year will not include amounts that could otherwise qualify through the use of an independent contractor. Accordingly, the Company believes that it is not necessary for the Management Company to qualify as an independent contractor. The Operating Partnership will hire independent contractors to the extent necessary to qualify rental income as "rents from real property" under the REIT Provisions.

    The Company has obtained from the IRS a ruling that direct performance of the services and the undertaking of the activities described above by the Management Company with respect to the properties owned by the Company and by the Property Partnerships in which the Company has a direct or indirect interest, and the Management Company's other services to third parties, will not cause the amounts received directly or through the Property Partnerships by the Company from the rental of properties of the Company and of the Property Partnerships to be treated as something other than rents from real property for purposes of the Code.

    The Management Company receives fees in exchange for the performance of certain management and administrative services. Such fees will not accrue to the Company, but the Company will derive dividends and interest, which qualify under the 95% test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year will not exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

    For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the Property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, the Company and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages or real estate in amounts that could jeopardize its compliance with the 5% asset test described below.

    Any net income derived from a prohibited transaction is subject to a 100% tax. The Company believes that no asset owned by the Operating Partnership, the Property Partnerships or the Company is held for sale to customers and that the sale of any Property and associated property will not be in the ordinary course of business of the Operating Partnership, the relevant Property Partnership or the Company. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" and, therefore, is subject to the 100% tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. The Company and the Operating Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not willful neglect, the Company attaches a schedule of its sources of income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company as a REIT," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS

    For the Company to maintain its qualification as a REIT, the Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including
(i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by qualified REIT subsidiaries and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% value limitation must be satisfied not only on the date that the Company (directly or through the Operating Partnership) acquires securities of the Management Company, but also at the end of any quarter in which the Company so increases its interest in the Management Company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of Common Stock, the Company will thereby increase its proportionate (indirect) ownership interest in the Management Company, thus requiring the Company to recalculate its ability to meet the 5% test in any quarter in which such exchange option is exercised. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Company.

    As set forth above, the ownership of more than 10% of the voting securities of any one issuer by the Company is prohibited by the asset tests. However, as described in "--Requirements for Qualification--Organizational Requirements," if the Company's subsidiary is a qualified REIT subsidiary it will not be treated as a separate corporation for federal income tax purposes. Thus, the Company's ownership of the stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

    The Company believes that it is in compliance with the asset tests. Substantially all of the Company's investments are in the Properties, which represent qualifying real estate assets. The Company's proportionate share of the Operating Partnership's ownership of 100% of the Management Company's nonvoting preferred stock and 5% of the Management Company's voting common stock is also within the permissible range. That interest does not exceed a 10% voting interest, and the Company believes that the value of those shares is substantially less than the permitted 5%. No independent appraisals will be obtained to support the Company's estimate of value, however, and Willkie
Farr & Gallagher, in issuing its opinion on the Company's qualification as a REIT, is relying on the Company's representation as to the limited value of the stock interest in the Management Company.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

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    ANNUAL DISTRIBUTION REQUIREMENTS

    The Company, in order to remain qualified as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of its "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "real estate investment trust taxable income," as adjusted, it will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates.

    Pursuant to recently enacted legislation and if the Company so elects, the Company may retain, rather than distribute, its net long-term capital gains and pay the tax on such gains. In such a case, the stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, the stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, the stockholders would be able to increase the basis of their shares in the Company by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in the stockholder's long-term capital gains.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements.

    The Company's taxable income consists substantially of the Company's distributive share of the income of the Operating Partnership. It is expected that the Company's taxable income will be less than the cash flow it receives from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

    It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the Company's taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. In such case, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement. To meet the 95% distribution requirement, the Company may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request certain information from its stockholders designed to disclose the actual ownership of its stock. The Company has complied with such requirements.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of Offered Securities that (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a real estate investment trust, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

    DISTRIBUTIONS GENERALLY

    Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends to such holders up to the amount of the Company's current or accumulated earnings and profits and are taxable to such stockholders as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's shares, and distributions in excess of the U.S. Stockholder's tax basis in its Offered Securities are taxable as gain realized from the sale of such Shares. Dividends declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. U.S. Stockholders may not include on their own income tax returns any tax losses of the Company.

    The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "--Taxation of the Company as a REIT" above. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

    CAPITAL GAIN DIVIDENDS

    Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Individuals are generally subject to differing rates of tax on various transactions giving rise to capital gains or losses. In general, the long-term capital gains rate is 28% on gains from the sale or exchange of capital assets held for more than one year but not more than 18 months. The rate on capital gains is reduced to 20% on capital gain from the sale or exchange of assets held for more than 18 months. However, the rate is 25% on capital gain from the sale or exchange of certain depreciable real estate eligible for the 20% rate up to the amount of depreciation deductions taken with respect to the real estate. Subject to certain limitations concerning the classification of the Company's long-term capital gains, the Company may designate a capital gain dividend as a 28% rate distribution, a 25% rate distribution or a 20% rate distribution. If the Company elects to retain capital gains rather than distribute them, a U.S. Stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the three rate groups set forth above. In such a case, a U.S. Stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. Stockholder.

    PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS

    Distributions from the Company and gain from the disposition of Offered Securities will not be treated as passive activity income and, therefore, U.S. Stockholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of Offered Securities and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

    CERTAIN DISPOSITIONS OF OFFERED SECURITIES

    A U.S. Stockholder will recognize gain or loss on the sale or exchange of Offered Securities to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such securities. Such gain or loss generally will constitute long-term capital gain or loss if the holder held such securities for more than one year. In the case of an individual U.S. Stockholder, long-term capital gains will be subject to a maximum tax rate of 28%. If held for more than 18 months, the maximum rate is 20%. Losses incurred on the sale or exchange of Offered Securities held for six months or less will be deemed long-term capital loss to the extent of any capital gain dividends received by the U.S. Stockholder with respect to such securities.

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TREATMENT OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed by the Company to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and the analysis therein, distributions by the Company to a shareholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Offered Securities with "acquisition indebtedness" within the meaning of the Code and that the Offered Securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the IRS. In addition, certain pension trusts owning more than 10% of a REIT may be required to report a portion of any dividends they receive from the Company as unrelated business taxable income.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

    The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

    In general, a Non-U.S. Stockholder will be subject to regular United States income tax with respect to its investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax.

    The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not effectively connected, as discussed above.

    A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, unless the dividend is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, such a dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless such withholding is reduced by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Stockholder's basis in its shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of shares. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current and accumulated earnings and profits. If it is subsequently determined that such distribution is, in fact, in excess of current and accumulated earnings and profits, the Non-U.S. Stockholder may seek a refund from the IRS. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower tax treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or
(ii) the Non-U.S. Stockholder files IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income.

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    For any year in which the Company qualifies as a real estate investment trust, distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder in accordance with the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption. The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, 35% of the amount of any distribution that could be designated as capital gain dividends. This amount is creditable against the Non-U.S. Stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate (which may be 20%, 25% or 28% on capital gains of individuals depending on all the facts and circumstances) on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of United States real property interests are not subject to United States taxation if there is no requirement of withholding.

    Tax treaties may reduce the Company's withholding obligations. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the shareholder's United States liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends corresponds to the current maximum income tax rate applicable to corporations but is higher than the 28% maximum rate on capital gains of individuals.

    If the Offered Securities fail to constitute a "United States real property interest" within the meaning of FIRPTA, a sale of the Offered Securities by a Non-U.S. Stockholder generally will not be subject to United States taxation unless (i) investment in the Offered Securities is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case, as discussed above, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders on such gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. The Offered Securities will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT, and therefore that the sale of Offered Securities will not be subject to taxation under FIRPTA. However, because the Offered Securities will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT.

    If the Company did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Offered Securities would be subject to tax under FIRPTA as sale of a United States real property interest would depend on whether the Offered Securities were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Offered Securities will be listed) and on the size of the selling shareholder's interest in the Company. If the gain on the sale of the Company's Offered Securities were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Offered Securities from a Non-U.S. Stockholder will not be required under

FIRPTA to withhold on the purchase price if the purchased Offered Securities are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of Offered Securities may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    U.S. STOCKHOLDERS

    Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Offered Securities. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    NON-U.S. STOCKHOLDERS

    If the proceeds of a disposition of Offered Securities are paid by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to its name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the disposition is effected outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of proceeds of a disposition effected outside the United States if (i) the disposition is effected through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to maintain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder otherwise is entitled to an exemption.

    Recently released Final Treasury Regulations (not yet in effect) would provide alternative methods for satisfying certain certification requirements. These regulations generally will be effective with respect to payments made after December 31, 1998 and Non-U.S. Stockholders are urged to consult with their own tax advisors with respect to the application of these regulations.

    REFUNDS

    Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against any United States federal income tax liability of such shareholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States.

STATE AND LOCAL TAXATION

    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership (through CBL Holdings I and CBL Holdings II) and represents the view of Willkie Farr & Gallagher. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    CLASSIFICATION AS A PARTNERSHIP

    The Company will be entitled to include in its income its indirect distributive share of the Operating Partnership's income and to deduct its indirect distributive share of the Operating Partnership's losses (including the Operating Partnership's share of income or losses of the Property Partnerships) only if the Operating Partnership and the Property Partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations.

    Neither the Operating Partnership nor any Property Partnership has requested, nor do they intend to request, a ruling from the IRS that any of them will be treated as a partnership for federal income tax purposes. Instead, Willkie Farr & Gallagher has delivered its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and, additionally, each Property Partnership will be treated as partnerships for federal income tax purposes and not as "publicly traded partnerships." Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership or of a Property Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership or the relevant Property Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Willkie Farr & Gallagher is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

    If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for real estate investment trust status. If a Property Partnership were taxable as a corporation, the Company would not be able to satisfy the asset requirements for real estate investment trust status and might not satisfy the income requirements. See "--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, if the Operating Partnership or a Property Partnership were treated as a corporation for tax purposes, items of income and deduction of the Operating Partnership or those of an affected Property Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership or the affected Property Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

    INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

    PARTNERS, NOT THE OPERATING PARTNERSHIP, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any direct or indirect distribution from the Operating Partnership.

    OPERATING PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of that Section and the Treasury Regulations promulgated thereunder.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss, and those of the Property Partnerships, are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time. The Partnership Agreement requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Code. The allocation methods proposed to be applied by the Operating Partnership are described below.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership generally
(i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of certain indebtedness of the Operating Partnership and of the Property Partnerships and (iii) will be reduced, but not below zero by the Company's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed directly or indirectly to the Company, and by constructive distributions resulting from a reduction in the Company's share of certain indebtedness of the Operating Partnership and of the Property Partnerships. With respect to increases in the Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Code and the regulations promulgated thereunder provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent said partner bears the "economic risk of loss" with respect to the liability. Generally, a partnership's non-recourse debt is shared pro rata by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of such debt, such partner will be deemed to bear the economic risk of loss for the amount of such debt for which it is personally liable. Thus, such partner may include such amount in its adjusted tax basis of its interest in the partnership.

    The Company, by virtue of its status as the sole stockholder of CBL Holdings I, the sole general partner of the Operating Partnership, will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Code. As a result, the Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership may exceed its pro rata share of the total indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the nonrecourse indebtedness of the Operating Partnership or of a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gains subject to tax (in the case of individuals) at a maximum 28% rate. If held for more than 18 months, the maximum rate would be 20%.

    DEPRECIATION DEDUCTIONS AVAILABLE TO THE OPERATING PARTNERSHIP. The Operating Partnership was formed in 1993 principally by way of contributions of certain of the Properties or appreciated interests in Property Partnerships owning such Properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the Properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules pursuant to which such Property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners. The Operating Partnership has estimated that the aggregate, adjusted basis of its assets was approximately $430 million as of the date of the Formation.

    SECTION 704(C) ALLOCATIONS. Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed by a partner to a partnership. See "--Operating Partnership Allocations." Applicable Treasury Regulations provide a choice of several methods of taking such differences between value and tax basis into account. The Operating Partnership will apply the "traditional method," without special or curative allocations, giving effect to the ceiling rule.

    SALE OF THE OPERATING PARTNERSHIP'S PROPERTY

    Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a Property Partnership or on the sale of a partnership interest in a Property Partnership will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the Properties over their adjusted tax bases at the time of contribution to the Operating Partnership ("Pre-Contribution Gain") must, when recognized by the Operating Partnership, generally be allocated to the limited partners (including CBL) under Section 704(c) of the Code and Treasury Regulations promulgated thereunder.

    In the event of the disposition of any of the Properties which have Pre-Contribution Gain, all income attributable to such undepreciated Pre-Contribution Gain will be allocated to the limited partners of the Operating Partnership (including CBL), and the Company generally will be allocated only its share of capital gains attributable to depreciation deductions it enjoyed and appreciation, if any, occurring since the acquisition of its interest in the Operating Partnership. Any decision relating to the potential sale of any Property that would result in recognition of Pre-Contribution Gain will be made by the independent directors of the Board of Directors. The Operating Partnership will be required in such case to distribute to its partners all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable the limited partners (including CBL) to pay any income tax liability arising from such sale.

    The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or Property Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests" above. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the gross income tests for real estate investment trust status. See "--Requirements for Qualification--Income Tests" above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties (and other shopping centers) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's and the Property Partnerships' investment objectives.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

    Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock or Common Stock Warrants on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

    Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

    The audited financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Offered Securities will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, and the validity of the Offered Securities will be passed upon for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Certain other matters will be passed upon for the Company by Shumacker & Thompson, P.C., Chattanooga, Tennessee. Certain members of Shumacker & Thompson, P.C. are assistant secretaries of the Company.

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    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.
                                ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Cautionary Statements Concerning Forward-Looking
  Information...............................................    ii
Summary.....................................................   S-1
The Offering................................................   S-3
Ratio of EBITDA to Interest Expense and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......   S-4
Risk Factors................................................   S-6
Use of Proceeds.............................................   S-7
Capitalization..............................................   S-7
Description of Series B Preferred Stock.....................   S-8
Federal Income Tax Considerations...........................  S-14
Underwriting................................................  S-28
Legal Matters...............................................  S-30
Experts.....................................................  S-30
Available Information.......................................  S-30

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
The Company.................................................     4
Use of Proceeds.............................................     5
Ratios of Earnings to Fixed Charges.........................     5
Risk Factors................................................     6
Description of Capital Stock................................    11
Description of Common Stock Warrants........................    21
Federal Income Tax Considerations...........................    22
Plan of Distribution........................................    38
Experts.....................................................    39
Legal Matters...............................................    39

                                1,740,000 SHARES

                       CBL & ASSOCIATES PROPERTIES, INC.

                                    CBL LOGO
                           8.75% SERIES B CUMULATIVE
                           REDEEMABLE PREFERRED STOCK
                         (LIQUIDATION PREFERENCE $50.00
                                   PER SHARE)

                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                            BEAR, STEARNS & CO. INC.
                                SOLE BOOK RUNNER

                               ROBERTSON STEPHENS
                               JOINT LEAD MANAGER

                             PRUDENTIAL SECURITIES

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                       J.J.B. HILLIARD, W.L. LYONS, INC.

                          WELLS FARGO SECURITIES, LLC

                                 JUNE 10, 2002

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